Exhibit 99.1

From:    EnviroStar, Inc.
290 NE 68 Street
Miami, FL  33138
Michael Steiner  (305) 754-4551
Venerando Indelicato  (813) 814-0722

FOR RELEASE at 10:00 AM, Monday, November 14, 2011

EnviroStar, Inc. Reports Improved Revenues and Earnings for the First Quarter

Announces Special Dividend

Miami, FL – November 14, 2011 – EnviroStar, Inc. (NYSE Amex:EVI) today reported improved operating results for the first three months of fiscal 2012.

For the three month period ended September 30, 2011, revenues increased 30.0% to $6,307,871 from $4,854,050 for the same period of last year.  Net earnings increased by 77.0% to $233,498 or $.03 per share compared to $131,952 or $.02 per share during the first quarter of fiscal 2011.

The Company also announced that its Board of Directors has declared a $.05 per share special dividend, payable on December 12, 2011 to shareholders of record on November 28, 2011.

Venerando J. Indelicato, Chief Financial Officer of EnviroStar, Inc., stated:  “The improved performance is attributable to a 41.4% increase in equipment sales and a 11.5% increase in spare parts sales. The sluggish economy, both in the United States and abroad, is still a factor that could affect future sales, especially small to mid-size orders, which are more difficult to finance, however, new orders have been trending higher.”

Mr. Indelicato added: “The dividend declared by our Board recognizes the Company’s earnings history as well as the Company’s strong financial position.”

EnviroStar, Inc. through its subsidiaries is one of the nation’s leading distributors of commercial and industrial laundry and dry cleaning equipment and steam boilers.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements.  Information concerning such factors are discussed in Company reports filed with the
Securities and Exchange Commission.

EnviroStar, Inc. and Subsidiaries

EnvirStar, Inc. and Subsidiaries   (NYSE Amex:EVI)

Summary Unaudited Consolidated Statements of Income

	Three months ended September 30,
	2011	2010

Revenues	$6,307,871	$4,854,050

Earnings before income taxes	376,282	212,940
Provision for income taxes	142,784	80,988

Net earnings	$233,498	$131,952

Basic and diluted earnings per share	$.03	$.02

Weighted average shares outstanding:
Basic and Diluted	7,033,732	7,033,732